Exhibit 10.71

COMMERCIAL LEASE

This Commercial Lease (“Lease”) is made as of this 2nd day of July, 2018 (the “Lease Date”) by and between 32 Leveroni LLC (“Landlord”) and Ultragenyx Pharmaceutical, Inc. (“Tenant”).

BASIC LEASE INFORMATION
LANDLORD:	32 Leveroni LLC
TENANT:	Ultragenyx Pharmaceutical, Inc.
LANDLORD’S NOTICE ADDRESS:	32 Leveroni LLC 296 Olive Avenue Novato, CA 94945 Attention: Debi George with a copy to: 32 Leveroni LLC 49 Los Pinos Road Nicasio, CA 94946 Attention: Larry George
TENANT’S NOTICE ADDRESS:	Ultragenyx Pharmaceutical, Inc. 60 Leveroni Court Novato, CA 94949 Attention: Joseph J. Seiwert III with a copy to: Ultragenyx Legal Department Attention: General Counsel

PREMISES:	A 20,000 rentable square foot building located at 32 Leveroni Court, Novato, CA 94949, as identified in Exhibit A.
PERMITTED USE:	General office use and laboratory purposes and no other purpose.

OPTION TO PURCHASE	Tenant has an Option To Purchase the Premises subject to the terms and conditions as set forth in Section 18 of this Lease.
PARKING ALLOCATION:

(34) unreserved spaces at no additional charge and as identified in Exhibit A. Tenant shall be permitted to park Tenant’s passenger vehicles, transfer trucks, trailers and tractors within designated areas (“Parking Area”) as needed for the conduct of Tenant’s business under the Lease.

ESTIMATED TERM COMMENCEMENT DATE:	Upon exercise of Tenant’s Option To Lease and Landlord vacating Premises, which in no event shall exceed four (4) months from the date Tenant exercises the Option To Lease.
LEASE OF LEASE TERM:	Ten (10) years.
OPTION TO EXTEND LEASE	Tenant shall have the right to renew the Lease for two (2), five (5) year periods subject to the terms and conditions as set forth in Section 43 of this Lease.
BASE RENT

Months Per Square Foot Rental Rate Monthly Base Rent 1 – 12 $0.54 $10,800 13 – 24 $1.35 $27,000

As used herein, the term "Lease Month" means each full calendar month during the Lease Term (and if the Term Commencement Date does not occur on the first day of a calendar month, the first Lease Month shall begin on the first day of the first calendar month following the Term Commencement Date). Monthly Base Rent applicable for the period from the Term Commencement Date to the first day of the next calendar month shall be included with the payment of Base Rent and Operating Expenses in the first Lease Month for purposes of determining the monthly Base Rent rate applicable for such partial month.

LEASE RATE ESCALATOR:	There will be three percent (3%) annual escalations to the Base Rent starting on the twenty-fifth (25th) month and annually thereafter.
BASE RENT ABATEMENT:	Base Rent shall be partially abated for months 1-12 as identified above.
SECURITY DEPOSIT:	The equivalent of 1.5 months Base Rent and operating expenses, estimated to be $51,315.
TENANT’S PROPORTIONATE SHARE OF PREMISES:	100%

Expense	Estimate Per Sq. Ft.	Monthly Estimate**
Utilities:	$0.0227	$545.33
Common Area Maintenance:	$ 0.3160	$6,320.07
Insurance:	$.0251	$501.27
Management Fee:	$ .0113	$225.50
Estimated Total:	$0.3751	$7,592.17

ESTIMATED FIRST YEAR OPERATING COST:

LIABILITY INSURANCE LIMITS:	$3,000,000 per occurrence; $5,000,000 annual aggregate.
LANDLORD’S WORK:

Landlord, at Landlords sole choice, shall remove all warehouse racking systems and office furniture. Tenant shall have final approval, at Tenant’s sole discretion, of all plans for the Tenant Improvements. (collectively, “Landlord’s Work”):

BROKER:	Kidder Mathews represented the Tenant in this transaction and the Landlord was self-represented.

The foregoing Basic Lease Information is incorporated into and made part of this Lease.  Each reference in this Lease to any of the Basic Lease Information shall mean the respective information above and shall be construed to incorporate all of the terms provided under the particular section of the Lease pertaining to such information.  In the event of any conflict between the Basic Lease Information and the Lease, the Basic Lease Information shall control.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

By signing this Lease below, Landlord and Tenant agree to all the terms set forth in the Basic Lease Information above and all the General Lease Terms set forth in the provisions that follow on the succeeding pages, including all referenced Exhibits.

IN WITNESS WHEREOF, the parties have executed this Lease on the dates set forth below, to be effective as of the Lease Date set forth in the preamble paragraph above.

LANDLORD:

32 Leveroni LLC

By: /s/ Laurence George

Laurence George

Its:_________________________________

By: /s/ Debra George

Debra George

Its:_________________________________

Date of Execution: July 18, 2018

TENANT:

Ultragenyx Pharmaceutical, Inc.

By: /s/ Thomas Kassberg

Thomas Kassberg

Its: Chief Business Officer

By:_________________________________

_________________________________

Its:_________________________________

Date of Execution:  July 16, 2018

TABLE OF CONTENTS

Page

1.	PREMISES5
2.	POSSESSION; LANDLORD’S WORK5
3.	TERM6
4.	USE7
5.	RULES AND REGULATIONS8
6.	RENT8
7.	BASIC OPERATING COST8
8.	INSURANCE12
9.	INDEMNIFICATION, WAIVER AND RELEASE14
10.	LANDLORD’S REPAIRS AND SERVICES15
11.	TENANT’S REPAIRS16
12.	ALTERATIONS17
13.	LIENS17
14.	SIGNS18
15.	LANDLORD’S ACCESS18
16.	UTILITIES18
17.	SUBORDINATION19
18.	OPTION TO PURCHASE19
19.	ESTOPPEL CERTIFICATE20
20.	SECURITY DEPOSIT20
21.	ASSIGNMENT AND SUBLETTING21
22.	CONDEMNATION21
23.	CASUALTY DAMAGE21
24.	HOLDING OVER23

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TABLE OF CONTENTS
(Continued)

Page

25.	DEFAULT23
26.	LATE CHARGE24
27.	LANDLORD DEFAULT24
28.	TENANT’S REMEDIES25
29.	TRANSFERS BY LANDLORD25
30.	RIGHT OF LANDLORD TO PERFORM TENANT’S COVENANTS25
31.	HAZARDOUS MATERIALS26
32.	WAIVER30
33.	SURRENDER OF PREMISES30
34.	NOTICES31
35.	ATTORNEYS’ FEES31
36.	AUTHORITY OF PARTIES31
37.	SUCCESSORS AND ASSIGNS31
38.	FORCE MAJEURE31
39.	BROKERAGE COMMISSION32
40.	WAIVER OF TRIAL BY JURY32
41.	ACCESSIBILITY INSPECTION DISCLOSURE32
42.	MISCELLANEOUS33
43.	OPTION TO EXTEND LEASE34

Exhibits
Exhibit A Site Plan Showing Premises

Exhibit B Environmental Conditions

Exhibit C Rules and Regulations

Exhibit D Commencement Date

Exhibit ECertificate Stored Products Chart

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GENERAL LEASE TERMS

1.PREMISES

Landlord and Tenant are parties to that certain Option To Lease Real Property Agreement, dated as of _________________________, 2018, (the “Lease Option Agreement”), pursuant to which Tenant has exercised its right to enter into this Lease (“Option To Lease”).  Landlord leases to Tenant and Tenant leases from Landlord, upon the terms and conditions hereinabove and hereinafter set forth, those premises (the “Premises”) outlined in red on Exhibit A and more fully described in the Basic Lease Information.  The Premises are the entirety of the building described in the Basic Lease Information (outlined in blue on Exhibit A).  The Premises are stipulated for all purposes of this Lease to contain the square footage set forth in the Basic Lease Information.

2.POSSESSION; LANDLORD’S WORK

The term commencement date (the “Term Commencement Date”) shall be upon the exercise of Tenant’s Option To Lease and Landlord’s delivery of the Premises to Tenant in accordance with the Lease requirements.  In no event shall the Term Commencement Date be later than four (4) months after the date Tenant exercises the Option To Lease (the “Outside Commencement Date”). Within ten (10) days after delivery of the Premises to Tenant, Tenant shall execute and deliver to Landlord a certificate in the form attached hereto as Exhibit D (“Commencement Date Certificate”). If for any reason Landlord cannot deliver possession of the Premises to Tenant by the Outside Commencement Date, and such delivery delay is not due to a delay caused solely by Tenant, Landlord shall be responsible for the full amount of any holdover fees or penalties incurred by Tenant, if any, as well as  the liquidated damages discussed below, and Tenant shall not be obligated to pay Base Rent or perform any other obligation of Tenant under the terms of this Lease until Landlord delivers possession of the Premises to Tenant.  If possession of the Premises is not delivered to Tenant within thirty (30) days after the Outside Commencement Date, Tenant may, at its option, by notice in writing to Landlord within ten (10) days after the end of said thirty (30) day period, cancel this Lease, in which event the parties shall be discharged from all obligations hereunder except that Landlord shall pay Tenant the full amount of any holdover fees or penalties incurred by Tenant as well as liquidated damages as set forth below.  If Tenant is prevented from entering and using the Premises by the Outside Commencement Date for any reason except for a delay caused solely by Tenant, Landlord shall pay Tenant liquidated damages to address the harm suffered by Tenant as a result of the delay in the amount of five thousand dollars ($5000.00) (“Liquidated Damages”) per calendar day of delay. Tenant shall not be liable for any Base Rent for any period prior to the Term Commencement Date.   Landlord shall vacate the Premises no later than four (4) months after the date Tenant exercises the Option To Lease and shall deliver possession of the Premises to Tenant free and clear of any prior tenants or occupants, their trade fixtures and their personal property, unencumbered by any prior leases or tenancies, free of Hazardous Materials and in “broom clean” condition, with all building systems in good working order and condition, and with all utility and service connection charges paid.  The parties recognize that as a material inducement to Tenant entering into this Lease, Landlord covenants and warrants, as of the Term Commencement Date, the following:

2.1To the best of Landlord’s knowledge, the Premises are structurally sound, free from material defects, and has been constructed in compliance with applicable local codes and regulations; the roof of the Premises is watertight and in good working order; and the water lines, gas mains, electric power lines, and sanitary and storm sewers located on the Premises are adequate for Tenant’s intended use.  The Premises (except those fixtures and equipment installed by Tenant) do conform or that Landlord will promptly cause them to conform to every applicable requirement of statutes, ordinances, rules, regulations and building codes in effect within the jurisdiction of the Premises, including, without limitation, the federal Americans with Disabilities Act (“ADA”).

2.2Landlord has no knowledge of, and Landlord has received no written notice of the pendency of, any litigation or proceeding pending, or to the best of Landlord’s knowledge, threatened against Landlord relating to the Premises or any claim having been made by any governmental agency that a violation or violations of any applicable covenants or restrictions of record, applicable building codes, regulations, or ordinances exist with regard to the Premises as of the Term Commencement Date.

2.3To the best of Landlord’s knowledge, no Hazardous Material is present on, at, beneath, or below, migrating from or onto the Premises, which exceeds any cleanup objective set forth by a governmental authority having jurisdiction over the Premises or which could cause Tenant to incur liability under any Environmental Law and Landlord has not used any Hazardous Material at the Premises.  The Premises does not contain any: (a) underground storage tank; (b) asbestos-containing material; (c) landfills or dumps; or (d) hazardous waste management facility as defined under the Resource Conservation and Recovery Act or any comparable state law; and to the best of Landlord’s knowledge the Premises has not have at any time contained any of the items referenced in clauses (b), (c), or (d) of this section.

2.4Without creating any independent duty or obligation on the part of Landlord to investigate, all matters materially and adversely impacting all or any part of the Premises, the ownership, operation, use or development of all or any part of the Premises, or with the potential of having such impact, which are known to Landlord have been disclosed to Tenant in writing.  A material and/or adverse matter under this provision is understood by the parties to be a matter that would result in limiting or preventing the Tenant from utilizing the Premises as intended under this Lease.

2.5If the Premises do not comply with the warranties in subsections (a)-(d) above, Landlord shall, except as otherwise provided in this Lease, promptly after receipt of written notice provided by Tenant at any time during the Lease Term and setting forth with specificity the nature and extent of such non-compliance, take such action, at Landlord's expense, as may be reasonable or appropriate to rectify the non-compliance and shall indemnify and hold Tenant harmless from any claim, damage or liability that may arise due to any such noncompliance with the warranties set forth herein.

3.TERM

3.1Length of Term.  The Term of this Lease shall commence on the Term Commencement Date and continue in full force and effect for the number of months specified as the Length of Term in the Basic Lease Information or until this Lease is terminated as otherwise provided herein.  If the Term Commencement Date is a date other than the first day of a calendar month, the Term shall be the number of months of the Length of Term in addition to the remainder of the calendar month following the Term Commencement Date.

4.USE

4.1General.  Tenant shall use the Premises for the Permitted Use set forth in the Basic Lease Information and for no other use or purpose.  In all events, Tenant’s use shall be in compliance with all applicable Regulations (as defined in Section 4(c) below).  Tenant and Tenant’s employees, agents, customers, visitors, invitees, licensees, contractors, assignees and subtenants (collectively, “Tenant’s Parties”) shall have the nonexclusive right to use, in common with other parties occupying the Premises, the Parking Areas, driveways and sidewalks of the Premises.  In the event that Landlord has knowledge of dangerous conditions in and around the Premises, Landlord shall have the duty to protect the Tenant and the Premises from foreseeable criminal acts occurring in and around the Premises including providing security measures.  Landlord shall be responsible for the costs of providing two (2) sets of keys to Tenant to access the Premises.  Tenant shall be responsible for the cost of replacement keys during the Lease Term.

4.2Limitations.  Tenant shall not use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause or maintain or permit any nuisance in, on or about the Premises. Tenant shall not place any Hazardous Materials in the drainage system of the Premises except in compliance with Environmental Laws.  No waste materials or refuse shall be dumped upon or permitted to remain outside the Premises except in trash containers placed inside exterior enclosures designed for that purpose by Landlord.

4.3Compliance with Regulations.  Subject to Landlord’s warranty in Section 2 of this Lease and except for Environmental Conditions referenced in Exhibit B, by entering the Premises, Tenant accepts the Premises in the condition existing as of the date of such entry, subject to all existing municipal, state, federal and other governmental statutes, regulations, laws and ordinances applicable thereto, including (i) zoning ordinances, (ii) regulations governing and relating to the use, occupancy and possession of the Premises, including without limitation the Americans with Disabilities Act of 1990, (iii) regulations governing and relating to the use, storage, generation and disposal of Hazardous Materials (as defined in Section 31 below) in, on and under the Premises and (iv) any conditions, covenants and restrictions recorded against the Premises (all of the foregoing, including (i) through (iv) above, collectively, the “Regulations”).  Except for Existing Environmental Conditions, Tenant shall, at Tenant’s sole expense, strictly comply with all Regulations now in force or which may hereafter be in force relating to the Premises and the use of the Premises and/or the use, storage, generation of Hazardous Materials in, on and under the Premises.  Tenant shall at its sole cost and expense obtain any and all licenses or permits necessary for Tenant’s use of the Premises.  Landlord shall be responsible for delivering the premises in ADA compliance at the Term Commencement Date.

5.RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the rules and regulations set forth in Exhibit C, as well as any that Landlord may from time to time prescribe in writing for the purpose of maintaining the proper care, cleanliness, safety, and general order of the Premises.  Tenant shall cause Tenant’s Parties to comply with such rules and regulations.

6.RENT

6.1“Rent” shall mean Base Rent plus Additional Rent.

6.2Base Rent. Tenant shall pay to Landlord, without notice or demand, throughout the Term, Base Rent as specified in the Basic Lease Information, payable in monthly installments in advance on or before the first day of each calendar month, in lawful money of the United States at the address specified in the Basic Lease Information or to such other place as Landlord may from time to time designate in writing.

6.3Additional Rent.  All monies other than Base Rent required to be paid by Tenant hereunder, including, but not limited to, the interest and late charge described in Paragraph 26, any monies spent by Landlord pursuant to Section 30, and Tenant’s Proportionate Share of Basic Operating Cost, as specified in Section 7 below, shall be considered additional rent (“Additional Rent”).

6.4If the obligation for payment of Rent commences on other than the first day of a month, then Base Rent and Additional Rent shall be prorated and the prorated installment shall be paid on the first day of the calendar month next succeeding the Term Commencement Date.

7.BASIC OPERATING COST

7.1Basic Operating Cost.  In addition to the Base Rent required to be paid hereunder, Tenant shall pay throughout the Term as Additional Rent, Tenant’s Proportionate Share, as set forth in the Basic Lease Information, of Basic Operating Cost for the Premises in the manner set forth below.

7.2“Basic Operating Cost” shall mean all expenses and costs of every kind and nature which Landlord shall pay or become obligated to pay, because of or in connection with the management, maintenance, repair, preservation and operation of the Premises and its supporting facilities (determined in accordance with generally accepted accounting principles, consistently applied) including but not limited to the following:

(a)Taxes.  All real property taxes, possessory interest taxes, business or license taxes or fees, service payments in lieu of such taxes or fees, annual or periodic license or use fees, excises, transit charges, housing fund assessments, open space charges, assessments, levies, fees or charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind (including fees in-lieu of any such tax or assessment) which are assessed, levied, charged, confirmed, or imposed by any public authority upon the Premises, its operations or the Rent (or any portion or component thereof) (all of the foregoing being hereinafter collectively referred to as “real property taxes”), or any tax imposed in substitution, partially or totally, or any tax previously included with the definition of real property taxes, or any additional tax the nature of which was previously included within the definition of real property taxes except (A) inheritance, estate or gift taxes imposed upon or assessed against the Premises, or any part thereof or interest therein, and (B) taxes computed upon the basis of net income of Landlord or the owner of any interest therein, except as otherwise provided in the following sentence.  Basic Operating Cost shall also include any taxes, assessments, or any other fees imposed by any public authority upon or measured by the monthly rental or other charges payable hereunder, including, without limitation, any gross income tax or excise tax levied by the local governmental authority in which the Premises is located, the federal government, or any other governmental body with respect to receipt of such rental, or upon, with respect to, or by reason of the development, possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof, or upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.  In the event that it shall not be lawful for Tenant to reimburse Landlord for all or any part of such taxes, the monthly rental payable to Landlord under this Lease shall be revised to net to Landlord the same net rental after imposition of any such taxes on Landlord as would have been payable to Landlord prior to the payment of any such taxes.

(b)Insurance.  All insurance premiums and costs, including but not limited to, any insurance deductible amounts incurred by Landlord, as more fully set forth in Section 8(a) below.

(c)Repairs and Maintenance.  Repairs and general maintenance for the Premises shall be responsibility of Tenant during the Lease Term subject to Section 10 of this Lease.

(d)Services.  All expenses relating to maintenance, janitorial, debris removal and service agreements and services, and costs of supplies and equipment used in maintaining the Premises and the equipment therein and the driveways, curbs, Parking Area, and service areas, including, without limitation, alarm service, window cleaning, elevator maintenance, and lighting fixture maintenance, landscaping shall be paid by Tenant, either directly or indirectly.

(e)Utilities.  Utilities which benefit all or a portion of the Premises including without limitation electricity and water and sewer charges shall be paid by Tenant.

(f)Legal and Accounting.  Legal and accounting expenses relating to the Premises, including the cost of audits by certified public accountants and tax consultants.

Basic Operating Cost shall not include the following: (1) costs, expenses, depreciation or amortization for capital improvements and capital repairs and capital replacements required to be made by Landlord under this Lease; (2)  costs of restoration to the extent of net insurance proceeds received by Landlord with respect thereto; (3)  replacement of or structural repairs to the roof or the exterior walls; (4) repairs to the extent covered by insurance proceeds, or paid by Tenant or other third parties; (5) alterations solely attributable to tenants of the Premises other than Tenant including but not limited to any costs associated with providing tenant improvements and renovations to any other tenants in the Premises;  (6) marketing expenses; (7) the construction costs for any expansion of the Premises; (8) ground rent or debt service  (including, but without limitation, interest and principal) required to be made on debt incurred by Landlord and relating to any portion of the Building or Project; (9) the cost of special services, goods or materials provided to any other tenant; (10) costs for which Landlord has a right to receive reimbursement from others;

(11) depreciation of the Premises or other said improvements; (12) costs occasioned by any fraud or willful misconduct by Landlord; (13) environmental pollution assessment and remediation related costs not caused by Tenant or its agents; (14) expenses paid from reserve amounts previously included in Operating Expenses; (15) costs of any items to the extent Landlord receives reimbursement from insurance proceeds or from a third party (such proceeds or reimbursement to be credited to Operating Expenses in the year in which received, except that any commercially reasonable deductible amount under any insurance policy shall be included within Operating Expenses charges when incurred by Landlord); (16) costs arising from Landlord’s charitable or political contributions; (17) advertising and promotional expenditures, and the costs of acquiring and installing signs in or on the Premises selectively identifying any specific tenant of the Premises (as opposed to general Premises signage); (18) cost of the initial construction and installation of the Premises (including the Common Area) and of correcting any defects in or inadequacy of the initial design or construction of the Premises or of making any repairs of such initial construction to the extent covered by construction warranty; (19) tax penalties incurred or interest charged as a result of Landlord’s failure to make payments for such items to the extent required by this Lease, except to the extent not caused by Tenant’s failure to make such payments when due under this Lease; (20)  attorneys’ and other professional fees, costs and disbursements and other expenses incurred in connection with procuring new tenants and/or negotiations or disputes with present or prospective tenants or other occupants of the Premises, except to the extent incurred as a result of Tenant’s acts or omissions; (21) repairs, alterations, additions, improvements or replacements made to rectify or correct any condition with respect to the Premises that is in violation of applicable laws on the date of execution of this Lease; (22) salaries, wages or other compensation paid to officers or executives of Landlord; (23) overhead and profit increment paid to a subsidiary, affiliate or other entity related to Landlord for services to the extent they are in excess of the amount that would be paid in the absence of such affiliation; (24) specific costs incurred for the account of, separately billed to and paid by specific tenants in the Premises; (25) any increase in real property taxes resulting from a change in ownership of the Premises that occurs during the Term of this Lease or any extensions or renewals thereof; and (26) income, excess profits, or franchise taxes or other such taxes imposed on or measured by the income of Landlord from the operation of the Premises.

7.3Payment of Estimated Basic Operating Cost. “Estimated Basic Operating Cost” for any particular fiscal year shall mean Landlord’s estimate of the Basic Operating Cost for such fiscal year made prior to commencement of such fiscal year as hereinafter provided.  Landlord shall have the right from time to time to revise its fiscal year and interim accounting periods so long as the periods as so revised are reconciled with prior periods in accordance with generally accepted accounting principles consistently applied.  During the last month of each fiscal year during the Term, or as soon thereafter as practicable, Landlord shall give Tenant written notice of the Estimated Basic Operating Cost for the ensuing fiscal year.  Tenant shall pay Tenant’s Proportionate Share of the Estimated Basic Operating Cost with installments of Base Rent for the fiscal year to which the Estimated Basic Operating Cost applies in monthly installments on the first day of each calendar month during such year, in advance.  If at any time during the course of the fiscal year, Landlord determines that Basic Operating Cost is projected to vary from the then Estimated Basic Operating Cost by more than ten percent (10%), Landlord may, by written notice to Tenant and delivery of supporting documentation for such change, revise the Estimated Basic Operating Cost for the balance of such fiscal year, and Tenant’s monthly installments for the remainder of such year shall be adjusted so that by the end of such fiscal year Tenant has paid to Landlord Tenant’s Proportionate Share of the revised Estimated Basic Operating cost for such year.

7.4Computation of Basic Operating Cost Adjustment.  “Basic Operating Cost Adjustment” shall mean the difference between Estimated Basic Operating Cost and Basic Operating Cost for any fiscal year determined as hereinafter provided.  Within one hundred twenty (120) days after the end of each fiscal year or as soon thereafter as practicable, Landlord shall deliver to Tenant a statement of Basic Operating Cost for the fiscal year just ended, accompanied by a computation of the Basic Operating Cost Adjustment.  If such statement shows that Tenant’s payment based upon Estimated Basic Operating Cost is less than Tenant’s Proportionate Share of Basic Operating Cost, then Tenant shall pay to Landlord the difference within twenty (20) days after receipt of such statement.  If such statement shows that Tenant’s payment of Estimated Basic Operating Cost exceeds Tenant’s Proportionate Share of Basic Operating Cost, then (provided that Tenant is not in default under this Lease) Landlord shall at Landlord’s option credit the difference to Tenant’s Rent payment(s) next due hereunder or pay the difference to Tenant, in either case within twenty (20) days after delivery of such statement to Tenant.  If this Lease has been terminated or the Term hereof has expired prior to the date of such statement, then the Basic Operating Cost Adjustment shall be paid by the appropriate party within twenty (20) days after the date of delivery of the statement.  Should this Lease commence or terminate at any time other than the first day of a fiscal year, Tenant’s Proportionate Share of Basic Operating Cost shall be prorated by reference to the exact number of calendar days during such fiscal year that this Lease is in effect.  No delay by Landlord in submitting any statement shall constitute a waiver of Landlord’s right to submit such statement or to collect Tenant’s Proportionate Share of Basic Operating Cost due hereunder.

7.5Net Lease.  This shall be a net Lease and Base Rent shall be paid to Landlord absolutely net of all costs and expenses, except as specifically provided to the contrary in this Lease.  The provisions for payment of Basic Operating Cost and the Basic Operating Cost Adjustment are intended to pass on to Tenant and reimburse Landlord for all costs and expenses of the nature described in Section 7(a) incurred in connection with the maintenance, repair, preservation and operation of the Premises.

7.6Tenant Audit.  Landlord must keep at its principal office separate, full, complete and proper books of account covering all costs and expenses of maintaining and operating the Premises and must preserve such books of account for at least two (2) years after the close of each calendar year, together with all vouchers, invoices, statements, payroll records and other documents evidencing the costs and expenses for that calendar year (collectively, the “Expense Records”).  Landlord shall keep accurate records showing in detail all Basic Operating Cost provided for in this Lease.  Tenant and its authorized agents (including accountants and attorneys) may, at any reasonable time, within this two (2) year period, inspect, copy and audit the Expense Records, at its expense during Landlord’s normal business hours, subject to the following conditions:  (1) Tenant shall deposit with Landlord the full amount in dispute; (2) there is no uncured event of default under this Lease; (3) the audit shall commence within fifteen (15) days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within thirty (30) days after commencement; and (4) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute Landlord’s confidentiality agreement for Landlord’s benefit prior to commencing the audit.  Tenant shall deliver a copy of such audit to Landlord within five (5) business days of receipt by Tenant.  This paragraph shall not be construed to limit, suspend or abate Tenant’s obligation to pay Rent when due, including Tenant’s Proportionate Share of Basic Operating Cost.  After verification, Landlord shall credit any overpayment determined by the audit report against the next monthly payment(s) of Rent provided to be paid under this Lease, or, if no further Rent is due, refund such overpayment directly to Tenant within twenty (20) days of determination.  Likewise, Tenant shall pay Landlord any underpayment determined by the audit report within twenty (20) days of determination.  The foregoing obligations shall survive the expiration or earlier termination of this Lease.  If Tenant does not give written notice of its election to audit during the referenced thirty (30)-day period, Landlord’s Basic Operating Cost for the applicable fiscal year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same.  If the audit proves that Landlord’s calculation of Tenant’s Proportionate Share of Basic Operating Cost for the fiscal year under inspection was overstated by more than ten percent (10%) in the aggregate, then, after verification, Landlord shall pay Tenant’s actual reasonable out-of-pocket audit and inspection fees applicable to the review of said fiscal year statement within twenty (20) days after receipt of Tenant’s invoice therefor.

7.7Tenant’s Personal Property Taxes.  In addition to and wholly apart from Tenant’s obligation to pay Tenant’s Proportionate Share of Basic Operating Cost, Tenant shall be responsible for and shall pay prior to delinquency any taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges imposed upon, levied with respect to or assessed against Tenant’s personal property.  To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof on demand once invoiced to Tenant by Landlord.

8.INSURANCE

8.1Landlord’s Insurance.  At all times during the Term, Landlord shall procure and keep in full force and effect the following insurance:

(a)Special Risk property insurance insuring (i) the Premises, (ii) all improvements located therein, excluding Tenant’s Property (as defined in Section 8(b)(i) below), (iii) Landlord’s equipment located on the Premises, and (iv) common area furnishings, all in such amounts and with such deductibles as Landlord considers appropriate;

(b)Commercial general liability insurance insuring Landlord’s interest in the Premises;

(c)Rental income insurance in an amount equal to one year’s Base Rent; and

(d)Such other insurance as Landlord reasonably determines from time to time.

8.2Tenant’s Insurance.  Tenant shall, at its sole cost and expense, procure and keep in full force and effect the following insurance:

(a)Special Risk property insurance on Tenant’s Property for its full replacement value.  Such policy shall contain an agreed amount endorsement in lieu of a co-insurance clause.  “Tenant’s Property” is herein defined to be personal property of Tenant and any improvements made by or for Tenant ;

(b)Commercial general liability insurance insuring Tenant against any liability arising out of its use, occupancy or maintenance of the Premises or the business operated by Tenant pursuant to the Lease.  Such insurance shall provide a combined single limit for bodily injury and property damage in the amounts set forth in the Basic Lease Information.  Such policy shall name Landlord, Landlord’s wholly-owned subsidiaries, Landlord’s property manager and any mortgagees of Landlord as additional insureds as their respective interests may appear;

(c)Workers’ Compensation insurance as required by state law;

(d)If Tenant uses vehicles to carry out its business on or about the Premises, motor vehicles liability insurance with a combined single limit of not less than $1,000,000 for bodily injury and property damage; and

(e)Any other form or forms of insurance or increased amounts of insurance as Landlord or any mortgagees of Landlord may reasonably require from time to time.

All such policies shall be written in a form and with an insurance company licensed to do business in the State in which the Premises is located with a rating in Best’s Insurance Guide of not less than “A:VII (satisfactory)” to Landlord and any mortgagees of Landlord, and shall provide that Landlord and any mortgagees of Landlord receive not less than thirty (30) days’ prior written notice of any cancellation or reduction in coverage.  Tenant’s deductible amounts shall not exceed $1,000.  Prior to or at the time that Tenant takes possession of the Premises, and as a condition thereof, Tenant shall deliver to Landlord copies of policies or certificates evidencing the existence of the required amounts and forms of coverage satisfactory to Landlord.

In addition, Tenant shall obtain certificates of insurance evidencing commercial general liability insurance, including completed operations, motor vehicle liability insurance and workers’ compensation insurance in the amounts required above from any contractor or subcontractor engaged by Tenant for Alterations, repairs or maintenance at the Premises during the Term, and such liability insurance shall name the same parties as additional insureds as is described above, and shall provide that any loss shall be payable to Landlord and such other additional insured parties as their respective interests may appear.

8.3Forms of Policies.  All commercial general liability and special risk property policies maintained by Tenant shall be written as primary policies, not contributing with and not supplemental to the coverage that Landlord may carry.

8.4Waiver of Subrogation.  Notwithstanding anything to the contrary in this Lease, Landlord and Tenant, for themselves and their respective insurers, each agree to and do hereby waive any and all claims, demands, actions and causes of action that each may have or claim to have against the other, and/or against any subsidiary or joint venture of such other party, for loss or damage to any property, whether real and personal, to the extent the same is caused by or results from risks (i) which are insurable under standard fire and extended coverage insurance or (ii) which are insured against under any policy of insurance covering the Premises or any portion thereof or property therein carried by the parties and in force at the time of such loss or damage, notwithstanding that any such loss or damage may be due to or result from the negligence of either party hereto or their respective employees or agents; provided, however, that this waiver shall not apply to the portion of any damage which is not reimbursed by the damaged party’s insurance because of the deductible in the damaged party’s insurance coverage.

8.5Adequacy of Coverage.  Landlord, its agents and employees make no representation that the limits of liability specified to be carried by Tenant pursuant to this Section 8 are adequate to protect Tenant and such minimum limits shall not relieve Tenant from any of its obligations under this Lease.  If Tenant believes that any of such insurance coverage is inadequate, Tenant will obtain such additional insurance coverage, as Tenant deems adequate, at Tenant’s sole expense.

8.6Certain Insurance Risks.  Tenant shall not do or permit to be done any act or thing upon the Premises or bring or keep anything therein which would (i) jeopardize or be in conflict with fire or other insurance policies covering the Premises or fixtures and property in the Premises; (ii) increase the rate of fire insurance applicable to the Premisesor cause a cancellation of said insurance; or (iii) subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon the Premises.

9.INDEMNIFICATION, WAIVER AND RELEASE

9.1Tenant’s Indemnification. Except with respect to Existing Environmental Conditions or environmental contamination located below, above or related to the Premises and not caused by Tenant, and/or to the extent of any injury to persons or damage to property that is proximately caused by the gross negligence or willful misconduct of Landlord, its employees or agents, and subject to the provisions of Section 8(d) above, Tenant shall indemnify and hold the Landlord Indemnitees harmless from and against any and all demands, claims, causes of action, fines, penalties, damages, liabilities, judgments, and expenses (including, without limitation, reasonable attorneys’ fees) incurred in connection with or arising from:

(a)The use or occupancy or manner of use or occupancy of the Premises by Tenant or any of the Tenant’s Parties;

(b)Any activity, work, or thing done or permitted by Tenant in or about the Premises;

(c)Any breach by Tenant or by any of the Tenant’s Parties of this Lease;

(d)Any injury or damage to the person, property or business of Tenant or any of the Tenant’s Parties entering upon the Premises under the express or implied invitation of Tenant; and

(e)Any alleged violation by Tenant of any Regulation.

If any action or proceeding is brought against a Landlord Indemnitee by reason of any of the foregoing items (i) through (v), Tenant, upon written notice from such Landlord Indemnitee, shall defend the same at Tenant’s expense, with counsel reasonably satisfactory to Landlord.  Tenant’s obligations pursuant to the foregoing indemnity shall survive the termination of this Lease.

9.2Landlord’s Indemnification. Except to the extent of any injury to persons or damage to property that is proximately caused by the gross negligence or willful misconduct of Tenant, its employees or agents, and subject to the provisions of Section 8(d) above, Landlord shall indemnify and hold Tenant, Tenant’s agents, employees, directors, officers, shareholders, partners, contractors, and their respective successors and assigns (collectively, the “Tenant Indemnitees”) harmless from and against any and all demands, claims, causes of action, fines, penalties, damages, liabilities, judgments, and expenses (including, without limitation, reasonable attorneys’ fees) incurred in connection with or arising from Existing Environmental Conditions, environmental matters located below, above or related to Premises but not caused by Tenant, or Landlord’s or Landlord’s Parties’ activities in, on or about the Premises, including, without limitation, Landlord’s breach or default of any obligation of Landlord to be performed under the terms of this Lease, the conduct of Landlord’s business, the nonobservance or nonperformance of any law, ordinance or regulation or the negligence or misconduct of Landlord or Landlord’s Parties, the buildings and improvements located on the Premises arising out of repair, the leakage of Hazardous Materials, gas, oil, water, steam or electricity emanating from their usual conduits, or due to any cause whatsoever.

10.LANDLORD’S REPAIRS AND SERVICES

10.1Repairs and Services.  Landlord shall, at Landlord’s expense and which shall not be passed through to Tenant as an item of Basic Operating Cost including those replacement items listed above, maintain the structural soundness of the structural beams of the roof, foundations and exterior walls of the Premises in good repair (including painting), reasonable wear and tear excepted.  The term “exterior walls” as used herein shall not include windows, glass or plate glass, doors, special storefronts or office entries.  Landlord shall perform on behalf of Tenant and other tenants of the Premises, as an item of Basic Operating Cost, the maintenance and repair of the Premises, and public areas of the Premises, including but not limited to pest extermination, the landscaped areas, Parking Areas, driveways, the truck staging areas, fire sprinkler systems, sanitary and storm sewer lines, utility services, electric and telephone equipment servicing the Premises’ exterior lighting and anything which affects the operation and exterior appearance of the Premises, as determined by Landlord in its sole discretion and excluding any payments for services that Tenant may be making directly.  In addition, Landlord shall, as an item of Basic Operating Cost, enter into a regularly scheduled preventive maintenance/service contract with a licensed maintenance contractor selected by Tenant for servicing all hot water, heating, ventilation and air conditioning (“HVAC”) systems and associated equipment within or serving the Premises, which HVAC maintenance/service contract will include all services suggested by the equipment manufacturer within the operation/maintenance manual.  Except for the expenses directly involving the items specifically described in the first sentence of this Section 10, Tenant shall reimburse Landlord for all such costs in accordance with the terms of Section 7.  Any damage caused by or repairs necessitated by any act of Tenant may be repaired by Landlord at Landlord’s option and at Tenant’s expense.  Tenant shall immediately give Landlord written notice of any defect or need for repairs after which Landlord shall commence repair of same within ten (10) business days of receipt of such notice.  Landlord and Landlord’s agent’s liability with respect to any defects, repairs, or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance unless caused by Landlord’s negligence. Landlord warrants and represents that the HVAC systems for the Premises are in good working order as of the date hereof and will remain so for the initial twelve (12) months of the term of this Lease, ordinary wear and tear and negligence of Tenant excepted; in the event that any such systems and/or equipment fail during said twelve-month period, the cost to repair or replace shall be the sole responsibility of Landlord and no portion of such cost will be passed through to Tenant.

10.2Exemption of Landlord from Liability.  Landlord shall not be liable for any damage or injury to the person, business (or any loss of income therefrom), goods, wares, merchandise or other property of Tenant or any of Tenant’s Parties or any other person in or about the Premises, whether such damage or injury is caused by or results from (i) fire, steam, electricity, water, gas or rain; (ii) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; (iii) conditions arising in or about the Premises; or (iv) theft, riot, strike, injunction, war, terrorist act or act of God.  The provisions of this Section 10(b) shall not, however, exempt Landlord from liability for Landlord’s gross negligence or willful misconduct or for Existing Environmental Conditions and environmental matters located below, above or related to Premises but not caused by Tenant.

11.TENANT’S REPAIRS

11.1Maintenance and Repairs.  Tenant shall at Tenant’s expense maintain all parts of the Premises in a good, clean, secure and fully-operative condition and promptly make all necessary repairs, including but not limited to, all windows, glass, interior doors, interior walls and wall finishes, floor covering, ceilings, truck doors, dock bumpers, dock plates and levelers, plumbing work and fixtures, downspouts, electrical and lighting systems (bulbs and ballasts), freight elevator,  and fire sprinklers.  Tenant shall at Tenant’s expense also perform regular removal of trash and debris from the Premises.  Tenant shall not damage any demising wall or disturb the integrity and support provided by any demising wall and shall, at its sole expense, immediately repair any damage to any demising wall caused by Tenant or any of Tenant’s Parties.

11.2Exemption of Tenant from Liability.  Tenant shall not be liable for any damage or injury to the person, business (or any loss of income therefrom), goods, wares, merchandise or other property of Tenant or any of Tenant’s Parties or any other person in or about the Premises, whether such damage or injury is caused by or results from (i) fire, steam, electricity, water, gas or rain; (ii) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; (iii) conditions arising in or about the Premises or upon other portions of the Premises, or from other sources or places; (iv) theft, riot, strike, injunction, war, terrorist act or act of God; or (v) any act or omission of any other tenant of the Premises.  The provisions of this Section 11(b) shall not, however, exempt Tenant from liability for Tenant’s gross negligence or willful misconduct.

12.ALTERATIONS

Tenant shall be responsible for the design and construction of the tenant improvements (“Tenant Improvements” or “Alterations”).  Tenant shall have final approval, at Tenant’s sole discretion, of all plans for the Tenant Improvements in, about or to the Premises without obtaining the prior written consent of Landlord.  However, Tenant shall provide Landlord with written notice outlining the proposed Tenant Improvements. Tenant shall have the right to select the general contractor and/or subcontractors for any Alterations, subject to Landlord’s approval which shall not be unreasonably withheld. Landlord shall not charge any construction management fee.  With respect to any Alterations, Tenant shall: (a) comply with all applicable Regulations; and (b) will not interfere with the use and occupancy of any other portion of the Premises by any other tenant or its invitees.  All Alterations made by Tenant shall remain the property of Tenant until termination of this Lease, at which time they shall be and become the property of Landlord if Landlord so elects; provided, however, that Landlord may, at Landlord’s option, require that Tenant, at Tenant’s expense, remove any or all Alterations made by Tenant and restore the Premises to their prior condition by the termination of this Lease provided that Tenant shall be notified in writing of any such requirement at the time Landlord provide consent to the Alterations. Notwithstanding the foregoing, Tenant shall remove from the Premises any specialized Tenant Improvements that were paid for or installed for Tenant’s use during the Lease Term. All removals and restoration shall be accomplished in a good and workmanlike manner so as not to cause any damage to the Premises whatsoever and in compliance with Section 33 of this Lease.  Tenant shall not be responsible for the removal or restoration costs associated with any Tenant Improvements that were completed prior to the Term Commencement Date.

13.LIENS

Tenant shall keep the Premises free from liens arising out of or related to work performed, materials or supplies furnished, or obligations incurred by Tenant in connection with any Alterations or other work made, suffered or done by or on behalf of Tenant in or on the Premises.  In the event that Tenant shall not, within ten (10) days following the imposition of any such lien, cause the same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as Landlord shall deem proper, including payment of the claim giving rise to such lien.  All sums paid by Landlord on behalf of Tenant and all expenses incurred by Landlord in connection therewith shall be payable to Landlord by Tenant on demand with interest at the prevailing interest rate from the date of payment by Landlord.  Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper, for the protection of Landlord, the Premises, and any other party having an interest therein, from mechanics’ and materialmen’s liens, and Tenant shall give Landlord not less than ten (10) business days’ prior written notice of the commencement of any work in the Premises which could lawfully give rise to a claim for mechanics’ or materialmen’s liens.

14.SIGNS

Tenant shall be permitted to install, at Tenant’s sole cost, identity signage above the storefront of the Premises and a panel on the existing monument signage, if available, subject to Landlord’s signage criteria, if any, and applicable Regulations.  Any such signage shall be maintained by Tenant throughout the Term.  Tenant shall remove all such signs and graphics prior to the termination of this Lease.

15.LANDLORD’S ACCESS

15.1Landlord’s Access to Premises.  After seventy-two (72) hours written notice, except in emergencies that threaten life or property where no such notice shall be required, Landlord, and Landlord’s agents and representatives, shall have the right to enter the Premises to inspect the same, to clean, to perform such work as may be permitted or required hereunder, to make repairs or alterations to the Premises or to other tenant spaces therein, to deal with emergencies, to post such notices as may be permitted or required by law to prevent the perfection of liens against Landlord’s interest in the Premises, to exhibit the Premises to prospective tenants, purchasers, lenders or others, or for any other purpose as Landlord may deem necessary or desirable; provided, however, that Landlord shall use commercially reasonable efforts not to unreasonably interfere with Tenant’s business operations.  Tenant shall not be entitled to any abatement of Rent by reason of the exercise of any such right of entry.  At any time within six (6) months prior to the end of the Term, Landlord shall have the right to erect on the Premises a suitable sign indicating that the Premises are available for lease.

16.UTILITIES

Tenant shall pay directly to the appropriate supplier for all gas, heat, air conditioning, light, power, telephone, trash, telecommunications and other utilities and services used on or from the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto, and maintenance charges for utilities, and shall furnish all electric light bulbs, ballasts and tubes.  If any such services are not separately metered to Tenant, Tenant shall pay a reasonable proportion of all charges jointly serving other premises.  Landlord shall not be liable for any damages directly or indirectly resulting from nor shall the Rent or any monies owed Landlord under this Lease herein reserved be abated by reason of:  (a) the installation, use or interruption of use of any equipment used in connection with the furnishing of any such utilities or services; (b) the failure to furnish or delay in furnishing any such utilities or services when such failure or delay is caused by acts of God or the elements, labor disturbances of any character, or any other accidents or other conditions beyond the reasonable control of Landlord; or (c) the limitation, curtailment, rationing or restriction on use of water, electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises; unless any such interruption results from the negligence or intentional misconduct of Landlord or its agents, employees or contractors.  If any utility service to the Premises is interrupted as a result of the negligence or intentional misconduct of Landlord or its agents, employees or contractors and such interruption continues for seven (7) consecutive calendar days, Base Rent shall be equitably abated until such service is fully restored and such abatement shall be Tenant’s sole remedy.  Landlord shall be entitled to cooperate voluntarily and in a reasonable manner with the efforts of national, state or local governmental agencies or utility suppliers in reducing energy or other resource consumption.  The obligation to make services available hereunder shall be subject to the limitations of any such voluntary, reasonable program.  Tenant shall provide its own janitorial services for the Premises.

17.SUBORDINATION

Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be subject and subordinate at all times to:  (a) all ground leases or underlying leases which may now exist affecting the Premises and a correct copy thereof shall have been provided to Tenant prior to the execution of this Lease, and (b) any mortgage or deed of trust which may now exist or hereafter be placed upon the Premises, any advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded.  Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such mortgages or deeds of trust to this Lease on notice to Tenant.  In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the Tenant of the successor-in-interest to Landlord at the option of such successor-in-interest, provided that Tenant shall have no claim against such successor-in-interest arising from Landlord’s acts or omissions occurring prior to such termination, foreclosure or conveyance in lieu thereof.  Within ten (10) business days after request by Landlord, Tenant shall execute and deliver any additional documents evidencing Tenant’s attornment or the subordination of this Lease with respect to any such ground leases or underlying leases or any such mortgage or deed of trust, in the form requested by Landlord or by any ground lessor, mortgagee, or beneficiary under a deed of trust; however, failure of Tenant to timely provide such documents shall not be an event of default.

18.OPTION TO PURCHASE

18.1Grant of Option To Purchase.  Landlord hereby grants to Tenant and Tenant hereby acquires from Landlord an option to purchase (“Option to Purchase”) the Premises on the terms and conditions set forth in this Lease.

18.2Term of Option To Purchase. The term of the Option To Purchase shall commence on the thirty-sixth (36th) month of the Lease Term and expire at 5:00 p.m. (PST) on expiration of the Lease, unless terminated earlier as provided herein (“Option To Purchase Term”).

18.3Exercise of Option To Purchase.  So long as Tenant in not in material default under the Lease, Tenant may exercise the Option To Purchase, if at all, after the thirty-sixth (36th) month of the Lease Term and Tenant and/or any entity controlling Tenant, controlled by Tenant or under common control with Tenant (a “Tenant Affiliate”) shall have an ongoing right to purchase the Premises through the end of the Lease Term (“Exercise Period”), by delivering to Landlord a written notice stating that Tenant has elected to exercise the Option To Purchase and will purchase the Premises on the terms and conditions set forth in this Lease.  The applicable written notice given pursuant to this Section 18 (c) is hereinafter referred to as the “Option To Purchase Notice.”

18.4Purchase Price and Terms. If the Option To Purchase is exercised during the fourth (4th) year of the Lease Term, the purchase price for the Premises shall be FIVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($5,500,000.00) (the “Purchase Price”). If the Option To Purchase is exercised during or after the fifth (5th) year of the Lease Term, the Purchase Price shall increase annually by three percent (3%).  The parties shall open an escrow with First American Title Company (“Escrow Holder”) within five (5) days of delivery of the Option To Purchase Notice.  The escrow for the sale of the Premises shall close no later than ninety (90) days following the opening of escrow.  The parties shall execute standard escrow instructions prepared by Escrow Holder.  All title insurance, escrow, recording, transfer and other costs of sale shall be paid by the party as is customary in the county where the Premises are located.

18.5Termination of Option To Purchase.  If Tenant does not exercise the Option To Purchase timely and properly during the Exercise Period as set forth in Section 18 (c) above, the Option To Purchase shall automatically terminate without further need of any documentation.

18.6Purchase and Sale.  Upon the timely and proper exercise of the Option To Purchase by Tenant, Landlord hereby agrees to sell the Premises to Tenant and Tenant hereby agrees to purchase the Premises from Landlord upon and subject to the terms and conditions set forth in this Lease.

18.7Memorandum of Option To Purchase. Following the execution of this Lease, Landlord shall promptly record a memorandum (the “Memorandum”) of this Option To Purchase in a form reasonably acceptable to Tenant which shall be recorded in the official records of the county recorder at Tenant’s cost.

19.ESTOPPEL CERTIFICATE

Tenant agrees from time to time, within ten (10) business days after written request of Landlord, to execute and deliver to Landlord, or Landlord’s designee, an estoppel certificate stating that this Lease is in full force and effect and has not been modified (or stating any such modifications), the date to which Rent has been paid, the expiration date of this Lease, that Landlord is not in default under this Lease (or specifying any claimed defaults), and such other matters pertaining to this Lease as may be reasonably requested by Landlord.  Failure by Tenant to execute and deliver such certificate shall not be an event of default but shall constitute an acceptance of the Premises and acknowledgment by Tenant that the statements included are true and correct without exception.  Landlord and Tenant intend that any statement delivered pursuant to this Section 19 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Premises or any interest therein.

20.SECURITY DEPOSIT

Upon execution of this Lease, Tenant shall deposit with Landlord an amount equivalent to 1.5 months’ Rent, which is estimated to be FIFTY-ONE THOUSAND THREE HUNDRED AND FIFTEEN DOLLARS ($51,315.00).

21.ASSIGNMENT AND SUBLETTING

21.1General.  Tenant shall not assign or sublet the Premises or any part thereof without Landlord’s prior written approval, which approval shall not be unreasonably withheld.  If Tenant desires to assign this Lease or sublet any or all of the Premises, Tenant shall give Landlord written notice at least thirty (30) days prior to the anticipated effective date of the assignment or sublease. Failure by Landlord to approve a proposed assignee or subtenant shall not cause a termination of this Lease.

21.2Rental Profits. In the event of an assignment of sublet, after recovery of Tenant’s brokerage fees, subleasing expenses, and unamortized Tenant Improvements, Tenant shall retain fifty percent (50%) of any rental profits.

21.3Tenant Affiliate.  Notwithstanding the above, Tenant may assign or sublet the Premises, or any part thereof, to any entity controlling Tenant, controlled by Tenant or under common control with Tenant (a "Tenant Affiliate"), with the prior written consent of Landlord.

22.CONDEMNATION

22.1Condemnation Resulting in Termination.  If the whole or any substantial part of the Premises should be taken or condemned for any public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and the taking would prevent or materially interfere with the Permitted Use of the Premises, this Lease shall terminate and the Rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises shall have occurred.

22.2Condemnation Not Resulting in Termination.  If a portion of the Premises should be taken or condemned for any public use under any governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this Lease is not terminated as provided in Section 22(a) above, this Lease shall continue in full force and effect, provided that within 60 days (i) Landlord shall proceed with reasonable diligence to restore the remainder of the Premises to the extent feasible and to ensure that the Premises or remainder thereof is restored to a tenantable condition  and (ii) the Rent payable hereunder during the unexpired portion of the Lease shall be reduced, beginning on the date when the physical taking shall have occurred, to such amount as may be fair and reasonable under all of the circumstances.

22.3Award.  Landlord shall be entitled to any and all payment, income, Rent, award, or any interest therein whatsoever which may be paid or made in connection with such taking or conveyance and Tenant shall have no claim against Landlord or otherwise for the value of any unexpired portion of this Lease.  Notwithstanding the foregoing, any compensation specifically awarded Tenant for loss of business, Tenant’s personal property, moving costs or loss of goodwill, shall be and remain the property of Tenant.

23.CASUALTY DAMAGE

23.1Casualty; Notice to Tenant.  If the Premises are damaged by fire or other insured casualty (each, a “Casualty”), Tenant shall immediately notify Landlord.  Within thirty (30) days following the Casualty, Landlord shall give Tenant written notice of the time which will be needed to repair such damage, as determined by Landlord in its reasonable discretion, and the election (if any) which Landlord has made according to this Section 23.  The date of delivery of Landlord’s notice will be the “Notice Date” for purposes of this Section 23.

23.2Repair Period.  If the Premises are damaged by Casualty to an extent which may be repaired within one hundred twenty (120) days after the Notice Date, as reasonably determined by Landlord, Landlord shall promptly begin to repair the damage after the Notice Date, to the extent set forth in Section 23(f) below, and Landlord will diligently pursue the completion of such repair.  In that event, this Lease will continue in full force and effect except that Rent shall be abated on a pro rata basis from the date of the Casualty until the date of the completion of such repairs (the “Repair Period”) based on the proportion of the rentable area of the Premises Tenant is unable to use during the Repair Period.

23.3Options in Event of Major Damage.  If the Premises are damaged by Casualty to an extent that they may not be repaired within one hundred twenty (120)  days after the Notice Date, as reasonably determined by Landlord, then (1) Landlord may cancel this Lease as of the date of such Casualty by written notice given to Tenant on or before the sixtieth (60th) day following the Casualty or (2) Tenant may cancel this Lease as of the date of such Casualty by written notice given to Landlord within ten (10) days after Landlord’s delivery of its written notice that the repairs cannot be made within such one hundred twenty (120)-day period.  If neither Landlord nor Tenant so elects to cancel this Lease, Landlord shall diligently proceed to repair the Premises, to the extent set forth in  Section 23(f) below, and Rent shall be abated on a pro rata basis during the Repair Period based on the proportion of the rentable area of the Premises Tenant is unable to use during the Repair Period.

23.4Landlord’s Termination Rights.  Notwithstanding the provisions of Sections 23(a), (b) and (c), above, if the Premises are damaged by an uninsured casualty, or if the proceeds of insurance are insufficient to pay for the repair of any damage to the Premises, or if the Casualty occurs during the last six (6) months of the Term, Landlord shall have the option to repair such damage or cancel this Lease as of the date of the damage by written notice to Tenant given on or before the sixtieth (60th) day following the occurrence of the damage.

23.5Tenant’s Obligations.  If any Casualty is the result of the willful conduct or negligence or failure to act of Tenant, its agents, contractors, employees, or invitees, there will be no abatement of Rent as otherwise provided for in this Section 23.

23.6Landlord’s Obligation to Repair.  Notwithstanding anything contained herein to the contrary, Landlord’s obligations for repair of damage to the Premises shall include Tenant’s Property and Tenant’s Alterations.  Landlord shall be responsible for the repair, replacement and restoration of Tenant’s Property and Alterations and shall promptly commence such repair and diligently pursue the same to completion unless this Lease is terminated as provided in this Section 23.

24.HOLDING OVER

Tenant shall vacate the Premises upon the expiration or sooner termination of this Lease.  If Tenant shall retain possession of the Premises or any portion thereof without Landlord’s consent following the expiration or sooner termination of the Lease for any reason, then Tenant shall pay to Landlord for each day of such retention one hundred twenty-five percent (125%) for up to three (3) months after the expiration or sooner termination of the Lease.

25.DEFAULT

25.1Events of Default.  The occurrence of any of the following shall constitute an event of default on the part of Tenant:

(a)Nonpayment of Rent.  Failure to pay any installment of Rent or any other amount due and payable hereunder upon the date when said payment is due.  Failure to pay Rent shall be subject to a cure period of ten (10) business days after Tenant's receipt of written notice from Landlord to Tenant.

(b)Mechanics’ Lien.  Without limiting Tenant’s obligation to comply fully with the Required Mechanics Lien Protections in each applicable instance, failure to release of record any mechanics’ lien filed against the Premises or the Premises within twenty (20) days following imposition of such lien.

(c)Other Obligations.  Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in clauses (i), (ii) and (iii) of this Section 25(a), such failure continuing for thirty (30) days after written notice of such failure; provided, however, that if more than thirty (30) days are reasonably required to complete such performance, Tenant shall not be in default if Tenant commences such performance within the thirty (30)-day period and thereafter diligently pursues its completion.  The notice required by this clause (iv) is intended to satisfy any and all notice requirements imposed by law on Landlord and is not in addition to any such requirement.

(d)General Assignment.  A general assignment by Tenant for the benefit of creditors.

(e)Bankruptcy.  The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of thirty (30) days.  In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease.

(f)Receivership.  The employment of a receiver to take possession of substantially all of Tenant’s assets or the Premises, if such appointment remains undismissed or undischarged for a period of ten (10) days after the order therefor.

25.2Attachment.  The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of ten (10) days after the levy thereof.

25.3Remedies Upon Default.

25.4Termination.  In the event of the occurrence of any event of default, subject to applicable cure periods, Landlord shall have the right to give a written termination notice to Tenant, and on the date specified in such notice, Tenant’s right to possession shall terminate, and this Lease shall terminate unless on or before such date all arrears of rental and all other sums payable by Tenant under this Lease and all costs and expenses incurred by or on behalf of Landlord hereunder shall have been paid by Tenant and all other events of default of this Lease by Tenant at the time existing shall have been fully remedied to the satisfaction of Landlord.  At any time after such termination, Landlord may recover possession of the Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, by any lawful means, and again repossess and enjoy the Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or equity, by reason of Tenant’s default or of such termination.

25.5Continuation After Default.  Even though an event of default may have occurred, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under Section 25(b)(i) above, and Landlord may enforce all of Landlord’s rights and remedies under this Lease, including without limitation, the right to recover Rent as it becomes due, and Landlord, without terminating this Lease, may exercise all of the rights and remedies of a landlord.  Acts of maintenance, preservation or efforts to lease the Premises or the appointment of a receiver upon application of Landlord to protect Landlord’s interest under this Lease shall not constitute an election to terminate Tenant’s right to possession.

25.6Other Remedies.  In the event of the occurrence of any event of default, Landlord may pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the State in which the Premises is located.  All rights and remedies of Landlord hereunder shall be cumulative and in addition to all rights and remedies given to Landlord at law or equity.

26.LATE CHARGE

If any installment of Rent or other amount owed to Landlord is not paid when due, such amount shall bear interest at the prevailing interest rate from the date on which said payment shall be due until the date on which Landlord shall receive said payment. This provision shall not relieve Tenant of Tenant’s obligation to pay Rent at the time and in the manner herein specified.

27.LANDLORD DEFAULT

Landlord shall be in default under this Lease in the event Landlord has not begun and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations under this Lease within thirty (30) days of the receipt by Landlord of written notice from Tenant of Landlord’s alleged failure to perform (and an additional reasonable time after such receipt if (i) such failure cannot reasonably be cured within such thirty (30)-day period, and (ii) Landlord commences curing such failure within such thirty (30)-day period and thereafter diligently pursues the curing of such failure). In addition, Tenant shall prior to the exercise of any such remedies, provide each Landlord’s mortgagee (in each instance, only as to those entities of which Tenant has notice of their interest) with written notice and reasonable time to cure any default by Landlord.

28.TENANT’S REMEDIES

In the event Landlord does not cure Landlord’s default as provided in this Lease, Tenant may terminate this Lease with no further force and effect upon providing Landlord with thirty (30) calendar days written notice to Landlord no sooner than thirty (30) calendar days after Landlord’s receipt or rejection of written notice from Tenant of the need for Landlord to cure the default.  In the event Tenant does elect to terminate this Lease pursuant to this Section, Landlord shall reimburse Tenant within thirty (30) calendar days of Landlord’s receipt of written notice for the unamortized value (using a straight-line amortization schedule over the Lease Term) of the cost of Tenant’s improvements and other costs incurred by Tenant.  The withholding, deducting or offsetting by Tenant, or failure to pay Rent by Tenant, pursuant to a bona fide dispute between Landlord and Tenant shall not be deemed a default by Tenant under the provisions of this Lease. The liabilities of Landlord to Tenant for any default by Landlord under the terms of this Lease are not personal obligations of the individual or other partners, directors, officers and shareholders of Landlord, Landlord’s wholly-owned subsidiaries or Landlord’s agents or operators, and Tenant agrees to look solely to Landlord’s interest in the Premises for the recovery of any amount from Landlord, and shall not look to other assets of Landlord, Landlord’s wholly-owned subsidiaries or Landlord’s agents or operators nor seek recourse against the assets of the individual or other partners, directors, officers and shareholders of Landlord, Landlord’s wholly-owned subsidiaries or Landlord’s agents or operators.  Any lien obtained to enforce any such judgment and any levy of execution thereon shall be subject and subordinate to any lien, mortgage or deed of trust on the Premises.

29.TRANSFERS BY LANDLORD

In the event of a sale or conveyance by Landlord of the Premises or a foreclosure by any creditor of Landlord, the same shall operate to release Landlord from any liability upon any of the covenants or conditions, express or implied, herein contained in favor of Tenant, to the extent required to be performed after the passing of title to Landlord’s successor-in-interest.  In such event, Tenant agrees to look solely to the responsibility of the successor-in-interest of Landlord under this Lease with respect to the performance of the covenants and duties of Landlord to be performed after the passing of title to Landlord’s successor-in-interest.  This Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee. Landlord’s successor(s)-in-interest shall not have liability to Tenant with respect to the failure to perform all of the obligations of Landlord, to the extent required to be performed prior to the date such successor(s)-in-interest became the owner of the Premises.

30.RIGHT OF LANDLORD TO PERFORM TENANT’S COVENANTS

All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of Rent.  If Tenant shall fail to pay any sum of money, other than Base Rent and Basic Operating Cost, required to be paid by Tenant hereunder, or shall fail to perform any other act on Tenant’s part to be performed hereunder (including without limitation, Tenant’s maintenance and repair obligations), and such failure shall continue for ten (10) business days after written notice thereof by Landlord (except that no notice shall be required in case of an emergency), Landlord may, but shall not be obligated to do so, and without waiving or releasing Tenant from any obligation of Tenant, make any such payment or perform any such act on Tenant’s part to be made or performed.

31.HAZARDOUS MATERIALS

31.1Stored Products Chart.  Prior to executing this Lease, Tenant has delivered to Landlord Tenant’s completed Stored Products Chart in the form attached hereto as Exhibit E (the “Stored Products Chart”).  Tenant covenants, represents and warrants to Landlord that the information in the Stored Products Chart including any attached Material Safety Data Sheet (“MSDS”) is true and correct and accurately describes the use(s) of Hazardous Materials (as defined  below) which will be made and/or used on the Premises by Tenant.  Landlord consents to Tenant’s storage, use and disposal of said Hazardous Materials in compliance with Environmental Laws (as defined below). Tenant shall, within ten (10) business days of Landlord’s request, execute and deliver to Landlord an updated Stored Products Chart in a similar form describing Tenant’s then present use of Hazardous Materials on the Premises, and any other reasonably necessary documents, charts or information requested by Landlord with respect to Tenant’s use, generation, storage, transportation or disposal of Hazardous Materials.

31.2Compliance with Laws and Permits.  During the Term of this Lease, Tenant shall comply with all Environmental Laws and Environmental Permits (each as defined below) applicable to the operation, use or occupancy of the Premises by Tenant, will cause all other persons occupying or using the Premises to comply with all such Environmental Laws and Environmental Permits, will immediately pay or cause to be paid all costs and expenses incurred by reason of such compliance, and will obtain and renew all Environmental Permits required for Tenant’s operation or use of the Premises.  Without limiting the generality of the foregoing, Tenant shall not cause or permit any violation of Environmental Laws or Environmental Permits, including with respect to soil and ground water conditions provided, however, Tenant shall have no obligations with respect to Existing Environmental Conditions.  Tenant shall, at Tenant’s sole cost, make all submissions to, provide all information required by, and comply with all requirements of, all governmental authorities under Environmental Laws applicable to Tenant.

31.3Limitations on Use.  Tenant shall not generate, use, treat, store, handle, manufacture, refine, produce, process, release or dispose of, or permit the generation, use, treatment, storage, handling, manufacture, refinement, production, processing, release or disposal of, Hazardous Materials on, under or about the Premises or the Premises, or transport or permit the transportation of Hazardous Materials to or from the Premises except for (i) those materials and products utilized in the normal course of Tenant’s business and (ii) limited quantities of household cleaning products and office supplies used or stored at the Premises and required in connection with the routine operation and maintenance of the Premises, and in each case used, stored, transported and disposed of in compliance with all applicable Environmental Laws and Environmental Permits.

31.4Site Assessments.  At any time and from time to time during the Term of this Lease, Landlord may, with thirty (30) days’ notice to Tenant, perform an environmental site assessment report concerning the Premises, prepared by an environmental consulting firm chosen by Landlord, indicating the presence or absence of Hazardous Materials caused or permitted by Tenant and the potential cost of any compliance, removal or remedial action in connection with any such Hazardous Materials first brought onto the Premises by Tenant.  Tenant shall grant and hereby grants to Landlord and its agents access to the Premises and specifically grants Landlord an irrevocable non-exclusive license to undertake such an assessment.  If such assessment report indicates the presence of Hazardous Materials caused or permitted by Tenant or any of Tenant’s Parties, then such report shall be at Tenant’s sole cost and expense, and the cost of such assessment shall be due and payable within thirty (30) days of receipt of an invoice therefor.

31.5Notices to Landlord.  Except with respect to Existing Environmental Conditions and environmental matters located below, above or related to Premises but not caused by Tenant, Tenant will immediately advise Landlord in writing of any of the following: (1) any known pending or threatened Environmental Claim (as defined in Section 31(h) below) against Tenant relating to the Premises; (2) any condition or occurrence on the Premises that (i) results in noncompliance by Tenant with any applicable Environmental Law, or (ii) could reasonably be anticipated to form the basis of an Environmental Claim against Tenant or Landlord or the Premises; (3) any condition or occurrence on the Premises that could reasonably be anticipated to cause the Premises to be subject to any restrictions on the ownership, occupancy, use or transferability of the Premises under any Environmental Law; and (4) the actual or anticipated taking of any removal or remedial action by Tenant in response to the actual or alleged presence of any Hazardous Material on the Premises caused by Tenant.  All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Tenant’s response thereto.  In addition, Tenant will provide Landlord with copies of all communications regarding the Premises with any governmental agency relating to Environmental Laws, all such communications with any party relating to Environmental Claims, and such detailed reports of any such Environmental Claim as may reasonably be requested by Landlord.

31.6Cleanup Plan.  Should any governmental authority or any third party demand that a cleanup plan be prepared by Tenant and that a cleanup be undertaken because of any deposit, spill, discharge, or other release of Hazardous Materials by Tenant that occurs during the Term of this Lease, at or from the Premises, or which arises at any time from Tenant’s use or occupancy of the Premises, then Tenant shall, at Tenant’s sole cost, prepare and submit the required plans and all related financial assurances, and Tenant shall carry out all such cleanup plans; provided, however, Tenant shall have no obligations with respect to Existing Environmental

Conditions and environmental matters coming from above, below or related to the Premises and not caused by Tenant.

31.7Indemnity.

(a)Except with respect to Existing Environmental Conditions and environmental matters located above, below or related to Premises and/or not caused by Tenant, Tenant shall indemnify, defend and hold harmless the Landlord Indemnitees and their respective officers, directors, beneficiaries, shareholders, partners, agents and employees, from and against all obligations (including removal and remedial actions), losses, claims, suits, judgments, actions, procedures, liabilities, penalties, fines, damages (including consequential and punitive damages), costs and expenses (including attorneys’ and consultants’ fees and expenses) of any kind or nature whatsoever that may at any time be incurred by, imposed on or asserted against such Landlord Indemnitees and their respective officers, directors, beneficiaries, shareholders, partners, agents and employees directly or indirectly based on, or arising or resulting from (i) the actual presence of Hazardous Materials on the Premises which is caused or permitted by Tenant or any of Tenant’s Parties, including any deposit, spill, discharge or other release of Hazardous Materials that occurs during the Term at or from the Premises by Tenant or any Tenant Parties; (ii) any Environmental Claim relating to Tenant’s operation, use or occupancy of the Premises; or (iii) Tenant’s failure to provide information, make all submissions, and take steps required by all governmental authorities under applicable Environmental Laws.  The foregoing indemnity shall not include any Existing Environmental Conditions, environmental matters located above, below or related to the Premises and not caused by Tenant or any Hazardous Materials that were located at, on, from, migrating onto or from the Premises or the Premises on or before the Term Commencement Date, or any Hazardous Materials placed on the Premises or the Premises by Landlord, its employees, agents or contractors or any other party other than Tenant or any of Tenant’s Parties.

(b)Landlord shall indemnify, defend and hold harmless the Tenant Indemnitees and their respective officers, directors, beneficiaries, shareholders, partners, agents and employees, from and against all obligations (including removal and remedial actions), losses, claims, suits, judgments, actions, procedures, liabilities, penalties, fines, damages (including consequential and punitive damages), costs and expenses (including attorneys’ and consultants’ fees and expenses) of any kind or nature whatsoever that may at any time be incurred by, imposed on or asserted against such Tenant Indemnitees and their respective officers, directors, beneficiaries, shareholders, partners, agents and employees directly or indirectly based on, or arising or resulting from Existing Environmental Conditions, environmental matters located above, below or related to the Premises and not caused by Tenant’s business or Hazardous Materials in any way connected with or alleged or claimed to arise out of, result from or be in any way connected with (a) the use or occupancy of the Premises by the Landlord or any previous owner/occupant/user of the Premises, or any portion thereof, prior to Tenant's occupancy of the Premises; (b) the use or occupancy of the Premises by any subsequent owner/occupant/user of the Premises, or any portion thereof, after Tenant's occupancy of the Premises terminates; (c)  violations  by any prior or subsequent owner/ occupant/user of the Premises of local, state and/ or federal laws and regulations, including all applicable Environmental Laws and regulations as well as any liabilities resulting from the practices of the prior or subsequent owner/ occupant/ user whether or not such practices were or could be deemed a violation of such laws and regulations;

and (d) contamination of the Premises by Landlord or by its agents or employees during the term hereof.  The foregoing indemnity shall not include any Hazardous Materials that were first caused or permitted by Tenant or any of Tenant’s Parties after the Term Commencement Date, including without limitation any deposit, spill, discharge or other release of Hazardous Materials by Tenant or Tenant Parties that occurs during the Term at or from the Premises.

31.8Landlord’s Right to Perform.  If Tenant fails to fulfill any duty imposed under this Section 31 within a reasonable time, Landlord may do so; and in such case, Tenant shall cooperate with Landlord in order to prepare all documents Landlord deems necessary or appropriate to determine the applicability of Environmental Laws to the Premises and Tenant’s use thereof, and for compliance therewith, and Tenant shall execute all documents promptly upon Landlord’s request.  No such action by Landlord and no attempt made by Landlord to mitigate damages under any Environmental Law shall constitute a waiver of any of Tenant’s obligations under this Section 31.

31.9Defined Terms.  (a) “Hazardous Materials” means (i) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and radon gas; (ii) any substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; (iii) any substance that is flammable, explosive, radioactive, noxious or otherwise dangerous or potentially dangerous; (iv) any carcinogenic substance; (v) any other substance exposure to which is regulated by any governmental authority; or (vi) any other substance the removal of which is required, or the manufacture, preparation, production, generation, use, maintenance, treatment, storage, transfer, handling or ownership of which is restricted, prohibited, regulated or penalized by any Environmental Law; (b) “Environmental Law” means any federal, state, county or municipal statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended or supplemented, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., as all of the foregoing laws have been amended or supplemented; (c) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit, including without limitation (i) any and all Environmental Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment; (d) “Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law; and (e) “Existing Environmental Conditions” means any Hazardous Materials present at, on, below, migrating from or to the Premises prior to or as of the Term Commencement Date, including but not limited to Hazardous Materials and environmental conditions described or referenced in any documents referenced in Exhibit B.

Survival.  The provisions of this Section 31 shall survive the expiration or sooner termination of this Lease.

32.WAIVER

If either Landlord or Tenant waives the performance of any term, covenant or condition contained in this Lease, such waiver shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein.  The acceptance of Rent by Landlord shall not constitute a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, regardless of Landlord’s knowledge of such preceding breach at the time Landlord accepted such Rent.  Failure by Landlord to enforce any of the terms, covenants or conditions of this Lease for any length of time shall not be deemed to waive or to decrease the right of Landlord to insist thereafter upon strict performance by Tenant.  Waiver by Landlord of any term, covenant or condition contained in this Lease may only be made by a written document signed by Landlord.

33.SURRENDER OF PREMISES

33.1Prior to the expiration or sooner termination of this Lease, the Parties shall have a Phase I/II environmental assessment test (“Exit Environmental Assessment”) performed and a complete an accurate copy provided to each Party.  Tenant shall be responsible for the costs of the Phase I/II environmental assessment tests.

33.2Upon the expiration or sooner termination of this Lease, Tenant shall surrender the Premises to Landlord, “broom clean” and without debris, with all specialty Tenant Improvements, machinery, equipment, furnishings and personal property removed therefrom, except for ordinary wear and tear which Tenant was not otherwise obligated to remedy under any provision of this Lease. The Parties agree that “ordinary wear and tear” means that there will be a gradual deterioration in condition resulting from Tenant’s normal use during the course of Tenant’s business over the Term.  Prior to Tenant taking possession of the Premises, Landlord shall accurately document the condition Premises (the “Condition Documentation”), including equipment and fixtures, and shall provide a copy of the Condition Documentation prior to Tenant taking possession of the Premises.  In the event that Landlord fails to provide the Condition Documentation to Tenant prior to Tenant taking possession of the Premises, the condition of the Premises shall be deemed to not exceed ordinary wear and tear. However, Tenant shall not be obligated to repair any damage which Landlord is required to repair under Sections 22 and 23.  All Alterations which Landlord has not required Tenant to remove shall become Landlord’s property and shall be surrendered to Landlord upon the termination of the Lease, except that Tenant may remove (and shall remove if so required by Landlord) any of Tenant’s machinery or equipment which can be removed without material damage to the Premises.  Tenant shall repair, at Tenant’s expense, any damage to the Premises caused by the removal of any such machinery or equipment.  In no event, however, shall Tenant remove any of the following materials or equipment without Landlord’s prior written consent: any power wiring or power panels; lighting or lighting fixtures; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners or any other HVAC equipment; fencing or security gates; or other similar building operating equipment and decorations. Tenant shall use commercially reasonable efforts to provide Landlord written notice at least thirty (30) days’ prior to vacating the Premises and shall meet with Landlord for a joint inspection of the Premises at the time of vacating.  In the event of Tenant’s failure to participate in such joint inspection, Landlord shall make commercially reasonable attempts to schedule an inspection with Tenant at or after Tenant vacates the Premises, but in no event later than ten (10) business days after vacating the Premises, and the parties shall come to an agreement for repairs and restoration.

34.NOTICES

All notices, demands, consents and approvals which may or are required to be given by either party to the other hereunder shall be in writing and either personally delivered, sent by commercial overnight courier, or mailed, certified or registered, postage prepaid, and addressed to the party to be notified at the address(es) for such party as specified in the Basic Lease Information or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days’ notice to the other party.  Notices shall be deemed served upon receipt or refusal to accept delivery.

35.ATTORNEYS’ FEES

In the event that Landlord places the enforcement of this Lease, or any part thereof, or the collection of any Rent due, or to become due hereunder, or recovery of possession of the Premises in the hands of an attorney, Tenant shall pay to Landlord, upon demand, Landlord’s reasonable attorneys’ fees and court costs.  In any action which Landlord or Tenant brings to enforce its respective rights hereunder, the unsuccessful party shall pay all costs incurred by the prevailing party including reasonable attorneys’ fees, to be fixed by the court, and said costs and attorneys’ fees shall be a part of the judgment in said action.  Tenant shall pay Landlord’s reasonable attorneys’ fees incurred in connection with Tenant’s request for Landlord’s consent under Section 21 or in connection with any other act which Tenant proposes to do and which requires Landlord’s consent.

36.AUTHORITY OF PARTIES

Landlord represents and warrants that it has full right and authority to enter into this Lease and to perform all of Landlord’s obligations hereunder.  Tenant represents and warrants that it has full right and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder.

37.SUCCESSORS AND ASSIGNS

This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its heirs, successors, and to the extent assignment is approved by Landlord hereunder, Tenant’s assigns.

38.FORCE MAJEURE

Whenever a period of time is herein prescribed for action to be taken by Landlord, Landlord shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, terrorism, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the control of Landlord.

39.BROKERAGE COMMISSION

Landlord shall not be obligated to pay a brokerage commission to the Broker identified in the Basic Lease Information Tenant and Landlord warrant to each other that their contact with the other in connection with this transaction has been through such Broker, and that no other broker or finder can properly claim a right to a commission or a finder’s fee based upon contacts between the claimant and Tenant and/or Landlord with respect to the leasing of the Premises.

40.WAIVER OF TRIAL BY JURY

LANDLORD AND TENANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LEASE OR ANY DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER. TO THE PREMISES (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS LEASE OR ANY CLAIMS OR DEFENSES ASSERTING THAT THIS LEASE WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR LANDLORD TO ENTER INTO AND ACCEPT THIS LEASE, AND SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE.

41.ACCESSIBILITY INSPECTION DISCLOSURE

Pursuant to California Civil Code section 1938, Landlord provides the following disclosure:

“As of the date of execution of this Lease, the Premises (Check one):

☐has undergone inspection by a Certified Access Specialist and has been determined to meet all applicable construction-related accessibility standards pursuant to California Civil Code section 55.53.

☐has undergone inspection by a Certified Access Specialist and has been determined not to meet all applicable construction-related accessibility standards pursuant to California Civil Code section 55.53.

☐has not undergone inspection by a Certified Access Specialist. Please be advised: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

42.MISCELLANEOUS

42.1General.  The term “Tenant” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their respective successors, heirs, executors, administrators and permitted assigns, according to the context hereof.

42.2Time.  Time is of the essence regarding this Lease and all of its provisions.

42.3Choice of Law.  The laws of the State in which the Premises is located shall in all respects govern this Lease.

42.4Exhibits.  The Exhibits attached hereto are hereby incorporated herein by this reference.

42.5Entire Agreement.  This Lease, together with its Exhibits, contains all the agreements of the parties hereto and supersedes any previous negotiations.  There have been no representations made by Landlord or understandings made between the parties other than those set forth in this Lease and its Exhibits.

42.6Modifications.  This Lease may not be modified except by a written instrument signed by the parties hereto.

42.7Severability.  If, for any reason whatsoever, any of the provisions hereof shall be unenforceable or ineffective, all of the other provisions shall be and remain in full force and effect.

42.8Examination of Lease.  Submission of this Lease to Tenant does not constitute an option or offer to lease and this Lease is not effective otherwise until execution and delivery by both Landlord and Tenant.

42.9Accord and Satisfaction.  No payment by Tenant of a lesser amount than the Rent due nor any endorsement on any check or letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction of full payment of Rent, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue other remedies.

42.10Joint and Several Liability.  All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant.

42.11Easements.  Landlord may grant easements on or over the Premises and dedicate for public use portions of the Premises with Tenant’s consent and no such grant or dedication shall substantially interfere with Tenant’s use of or access to the Premises.  Upon Landlord’s demand, Tenant shall execute, acknowledge and deliver to Landlord documents, instruments, maps and plats necessary to effectuate Tenant’s covenants hereunder.

42.12Drafting and Determination Presumption.  The parties acknowledge that both parties have agreed to this Lease, that both Landlord and Tenant have consulted with attorneys with respect to the terms of this Lease, and that no presumption shall be created against Landlord because Tenant shall be deemed to have drafted this Lease.  Except as otherwise specifically set forth in this Lease, with respect to any consent, determination or estimation of Landlord required in this Lease or requested of Landlord, Landlord’s consent, determination or estimation shall be made in Landlord’s good faith opinion, whether objectively reasonable or unreasonable.

42.13Execution of Lease.  This Lease may be executed in counterparts, and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

42.14No Light, Air or View Easement.  Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to or in the vicinity of the Premises shall in no way affect this Lease or impose any liability on Landlord.

42.15No Third Party Benefit.  This Lease is a contract between Landlord and Tenant and nothing herein is intended to create any third-party benefit.

42.16Non-Discrimination.  Tenant hereby covenants to Landlord, and it is a condition to the continuance of this Lease, that there will be no discrimination against, or segregation of, any person or group of persons on the basis of race, color, sex, creed, national origin or ancestry in the leasing, subleasing, transferring, occupancy or use of the Premises or any portion thereof.

42.17OFAC Restrictions.  Tenant warrants and represents to Landlord that Tenant is not, and shall not become, a person or entity with whom Landlord is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of

the Treasury (including, but not limited to, those named on OFAC’S Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting

Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.

43.OPTION TO EXTEND LEASE

43.1Option to Extend Lease Term.  Tenant shall have the right to renew this Lease (“Option To Extend Lease”) for two (2) five (5) year periods (each an “Option To Extend Lease”) subject to the terms and conditions as set forth in this Section 43.

43.2Exercise of Option To Extend Lease.  Tenant shall exercise the Option To Extend Lease, if at all, by giving Landlord written notice of Tenant’s intention to do so at least six (6) months prior to the expiration of the original Term, time being of the essence herein.  Notwithstanding the foregoing, Tenant shall not have the right to exercise the Option To Extend Lease if Tenant is in material default under this Lease at the time of the purported exercise of Option to Extend Lease.  The Option To Extend Lease Term shall be upon all of the terms and conditions of this Lease, except that  the monthly Base Rent for such Option To Extend Lease Term shall be determined in accordance with subsection (c)  herein below.  The extension of the Term shall be on an “AS IS” basis.  Upon commencement of the Option To Extend Lease Term, all references herein to the “Lease Term” of this Lease shall be deemed to include the Option To Extend Lease Term.  Unless expressly mentioned and approved in the written consent of Landlord provided for by Section 21 of this Lease, Tenant’s Option To Extend Lease right is granted for Tenant’s personal benefit and may not be assigned or transferred by Tenant.

43.3Option To Extend Lease Term Base Rent. Base Rent for each Option To Extend Lease Term shall be at one hundred percent (100%) of the then fair market value (FMV) which shall be as determined as follows:

(a)Within thirty (30) days after Landlord’s receipt of Tenant’s notice of exercise of the Option To Extend Lease, Landlord shall deliver to Tenant a proposal setting forth the monthly Base Rent for the Option To Extend Lease Term, including annual increases, if applicable.  Landlord’s proposal shall be based upon the fair market rental for the Premises based on properties similar to the Premises’ condition at the execution of the Option to Extend Lease .  If Tenant, within ten (10) business days after receipt of such proposal, agrees to the Base Rent proposed by Landlord, or fails to notify Landlord of its acceptance or rejection of such proposal (in which event Tenant shall be deemed to have agreed thereto), the amount of monthly Base Rent set forth in such proposal shall be binding upon Landlord and Tenant.  Should Tenant object in writing to Landlord’s proposal within ten (10) business days after receipt thereof, then during the fifteen (15) day period following Tenant’s objection to Landlord’s proposal, Landlord and Tenant shall negotiate in good faith for the purpose of reaching an agreement on the Base Rent amount.  In the event the parties fail to agree in a written instrument signed by both parties within such fifteen (15) day period, the monthly Base Rent shall be determined by appraisal in the manner set forth in subparagraph (d) herein below; provided, however, that in no event shall the monthly Base

Rent for the Option To Extend Lease Term be less than the monthly Base Rent payable hereunder for the last full month of the original Term.  For the purposes of the preceding sentence, the amount of monthly Base Rent for the last month of the Lease shall not be reduced to reflect any abatement of Base Rent which may then be in effect.

43.4Appraisal. In the event it becomes necessary to determine the fair market monthly Base Rent by appraisal hereunder, then within fifteen (15) days following the fifteen (15) day period referenced in subsection (c)(i) herein above, Landlord and Tenant each shall appoint a real estate appraiser who shall be a member of the American Institute of Real Estate Appraisers (“AIREA”), or comparable professional organization for appraisers, with at least ten (10) years’ commercial appraisal experience in the area in which the Premises is located, and such appraisers shall each determine the fair market monthly Base Rent, including annual increases, if applicable, taking into account the value of the Premises and prevailing comparable rentals in the same geographical area as the Premises.  Such appraisers shall, within twenty (20) days after their appointment, complete their appraisals and submit their appraisal reports to Landlord and Tenant.  If the fair market monthly Base Rent for the Premises established in the two (2) appraisals varies by less than five percent (5%) of the higher rental, the two (2) appraisals shall be averaged and the resulting amount shall be the Base Rent for the Premises.  If, however, the fair market monthly Base Rent for the Premises established by the two (2) appraisals varies by five percent (5%) or more of the higher rental, said appraisers, within ten (10) days after submission of the last appraisal, shall appoint a third appraiser who shall be a member of the AIREA, or comparable professional organization for appraisers, with comparable experience and who has not previously represented either party.  Such third-party appraiser shall, within twenty (20) days after his or her appointment, determine by appraisal the fair market monthly Base Rent for the Premises, taking into account the same factors referred to above, and submit his or her appraisal report to Landlord and Tenant.  The fair market monthly Base Rent determined by the third appraiser for the Premises shall be controlling.  If either Landlord or Tenant fails to appoint an appraiser, or if an appraiser appointed by either of them fails, after his or her appointment, to submit his or her appraisal within the required time period in accordance with the foregoing, the appraisal submitted by the appraiser properly appointed and timely submitting his or her appraisal shall be controlling.  If the two (2) appraisers appointed by Landlord and Tenant are unable to agree upon a third appraiser within the required period in accordance with the foregoing, application shall be made within twenty (20) days thereafter by either Landlord or Tenant to the AIREA, or comparable professional organization for appraisers, which shall appoint a member of said institute willing to serve as appraiser.  The cost of all appraisals under this subsection (d) shall be borne equally by Landlord and Tenant.

43.5Amendment to Lease.  The new Base Rent established for the Extended Term shall be promptly memorialized by the parties in an amendment or letter agreement prepared by Landlord.

[END OF GENERAL LEASE TERMS]

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